ARMSTRONG TEASDALE LLP
One Metropolitan Square, Suite 2600
St. Louis, Missouri 63102

Exhibit 5.1

April 21, 2010

YTB International, Inc. 1901 East Edwardsville Road Wood River, Illinois 62005

We have acted as counsel to YTB International, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of the offer and sale of 5,000,000 shares of Company’s Class A Common Stock, $0.001 par value per share, (collectively the “Shares”), which may be issued under the Company’s Second Amended and Restated 2004 Stock Option and Restricted Stock Plan (the “Plan”).

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officers of the Company and of public officials and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed herein.  In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to or reviewed by us.

Based upon and subject to the foregoing and to the other qualifications set forth herein, we are of the opinion that:

1.   The issuance of the Shares pursuant to the Plan has been lawfully and duly authorized by the Company; and

2.   When the Shares have been issued and delivered in accordance with the terms of the Plan and any applicable award or other agreement properly granted or entered into thereunder, and to the extent required thereby, consideration received therefore, the Shares will be legally issued, fully paid and nonassessable.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

April 21, 2010

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ Armstrong Teasdale LLP